Exhibit 3.1

ARTICLES OF INCORPORATION
OF
PREMIER FINANCIAL BANCORP, INC.

I, the undersigned natural person, having capacity to contract and acting as incorporator of a corporation under the Kentucky Business Corporation Act, hereby adopt the following Articles of Incorporation for such corporation:
ARTICLE I

The name of the corporation is Premier Financial Bancorp, Inc.

ARTICLE II

The period of its duration is perpetual.

ARTICLE III

The corporation shall have unlimited power to engage in and to do any lawful act concerning any and all lawful businesses for which corporations may be organized under the Kentucky Business Corporation Act as may now or hereafter be in effect.
ARTICLE IV

Authorized shares

The total number of shares that the Corporation shall have the authority to issue is 31,000,000 shares, which shall be divided into two classes as follows:
30,000,000 Common Shares, without par value; and

1,000,000 Preferred Shares, without par value.

Effective at the close of business June 4, 2018 (the "Effective Date") every four (4) Common Shares, no par value, issued and outstanding on such Effective Date shall be split and converted into five (5) Common Shares, no par value (the "Stock Split").

No fractional shares shall be issued in connection with the Stock Split and shareholders who otherwise would be entitled to receivefractional shares of common stock shall receive cash (without interest or deduction) in lieu of such fractional share interests in an amount equal to the product obtained by multiplying  (a) the closing price per share of the common stock as reported on the Nasdaq Global Market System on May 16, 2018 ($21.23), by (b) the fraction of one share owned by the shareholder.
The designations, voting powers and relative rights and preferences of the shares shall be as follows:
A. Common Shares.
1. Powers, Rights and Preferences. The Common Shares shall be without distinction as to powers, rights and preferences. Except as may be provided by the Board of Directors in a designation of any series of Preferred Shares (in accordance with the provisions of Paragraph B of this Article IV) or as otherwise declared by law, the Common Shares shall have the exclusive right to vote for the election of directors and on all other matters in which shareholders are generally entitled to vote. Each of the Common Shares shall have one vote per share on matters on which holders of Common Shares are entitled to vote.
2. Dividends. After the requirements with respect to preferential dividends on
Preferred Shares (fixed in accordance with the provisions of Paragraph B of this Article IV), if any, have been met and after the Corporation has complied with any requirements for setting aside sums as sinking funds or redemption or purchase accounts and subject further to any other conditions which may be established in accordance with the provisions of Paragraph B of this Article IV, the holders of Common Share shall be entitled to receive such dividends, if any, as may be declared from time to time by the Board of Directors.
3. Distributions on Common Shares. After distribution in full of any preferential amount (as may be fixed in accordance with the provisions of Paragraph B of this Article IV) to be distributed to the holders of Preferred Shares, and subject to any further rights of the holders of Preferred Shares to further participate in a liquidation, distribution or sale of assets, dissolution or winding-up of the Corporation, the holders of Common Shares shall be entitled to receive, upon the voluntary or involuntary liquidation, distribution or sale of assets, dissolution or winding-up of the Corporation, all of its remaining assets, tangible and intangible, of whatever kind available for distribution to the shareholders, ratably in proportion to the number of Common Shares held by each.

Exhibit 3.1 (cont.)

 4. Issuance of Common Shares. Common Shares may be issued from time to time as the Board of Directors shall determine and on such terms and for  such consideration as shall be fixed by the Board of Directors.
B. Preferred Shares.
1. Issuance by Board Resolutions: Series. The Board of Directors of the
Corporation shall have authority by resolution to issue from time to time Preferred Shares in one or more series. Each series shall be distinctly designated by number, letter or title. All shares of any one series of Preferred Shares shall be alike in every particular. The powers, preferences and voting, relative, participating, optional and other rights of each such series, and the qualifications, limitations or restrictions thereof, if any, may differ from those of any and all other series at any time outstanding.
2. Preferences and Rights. Subject to the provisions of subparagraph 3 of this
Paragraph B of Article IV, the Board of Directors of the Corporation is hereby expressly granted authority to fix by resolution or resolutions adopted prior to the issuance of any shares of each particular series of Preferred Shares, the designation, powers, preferences and voting, relative, participating, optional and other rights, and the qualifications, limitations and restrictions thereof, if any, of such series, including, but without limiting the generality of the foregoing, the following:

(a) The distinctive designation of, and the number of Preferred Shares which shall constitute the series, which number from time to time may be increased (except as otherwise fixed by the Board of Directors) or decreased (but not below the number of shares thereof then outstanding) from time to time by action of the Board of Directors;
(b) The rate and times at which, and the terms and conditions upon which, dividends on the shares of the series shall be paid, whether the dividends shall be cumulative or non-cumulative, and if cumulative, from what date or dates, and the preferences or relation, if any, of such dividends to the dividends payable on any shares of any other series or class of stock of the Corporation;
(c) Whether shares of the series shall be subject to redemption, and if so subject, whether they shall be subject to redemption (i) at the option of the Corporation, the shareholder, another person and/or upon the occurrence of a designated event, (ii) for cash, indebtedness, securities (including, without limitation, Common Shares) or other property, or any combination thereof. and (iii) for a designated amount or for an amount determined in accordance with a designated formula or by reference to extrinsic data or events; and, as to any shares of a series subject to redemption, such other terms and conditions on which the shares of the series may be redeemed;
        (d) Whether the holders of the shares of the series shall be entitled to the benefit of a sinking fund or redemption or purchase account to be applied to the purchase or redemption of the shares of the series and, if so entitled, the amount of such fund and the terms and conditions relative to the operation thereof;

Exhibit 3.1 (cont.)

(e) Whether the shares of the series shall be convertible into, or exchangeable for any Common or other Preferred Shares of the Corporation  or any other securities and, if so convertible or exchangeable, whether the conversion or exchange (i) is at the option of the corporation, the shareholder, another person and/or upon the occurrence of a designated event, (ii) shall be for cash. indebtedness, securities (including, without limitation, Common Shares) or other property, or any combination thereof, and (iii) shall be for a designated amount or at a designated ratio, or for an amount or at a ratio determined in accordance with a designated formula or by reference to extrinsic data or events; and, as to any shares of a series so convertible or exchangeable, such other terms and conditions on which the shares of the series may be converted or exchanged;
(f) The rights, if any, of the holders of the shares of the series upon voluntary or involuntary liquidation, merger, consolidation, distribution or sale of assets, dissolution or winding-up of the corporation;
(g) Whether the shares of the series shall have priority over or parity with or be junior to the shares of any other class or series, or shall be entitled to the benefit of limitations restricting (i) the creation of indebtedness of the Corporation, (ii) the issuance of shares of any other class or series having priority over or being on a parity with the shares of such series, or (iii) the payment of dividends on, the making of other distributions with respect to, or the purchase or redemption of shares of any other class or series on parity with or ranking junior to the shares of any such series as to dividends or other distributions, and the terms of any such restrictions, or any other restrictions with respect to shares of any class or series on parity with or ranking junior to the shares of such series in any respect;

(h) Whether and in what circumstances shares of a series shall have voting rights, which voting rights, if any, may be general, special, conditional or limited (and, in the case of special, conditional or limited voting rights, may confer upon holders of such series in certain circumstances the exclusive right to elect a majority of the members of the Board of Directors); and, as to any shares of a series having voting rights, the number of votes each holder shall be entitled to cast per each share of the series and whether holders of the series are entitled to vote separately or together with the holders of one or more other series of Preferred Shares on all or some matters as a separate voting group; and
 (i) Any other powers, preferences, privileges and relative, participating optional, or other special rights of such series, and the qualifications, limitations or restrictions thereof, to the fullest extent now and hereafter permitted by law.
3. Issuance of Preferred Shares. Subject to the following provisions of this subparagraph 3, shares of any series of Preferred Shares may be issued from time to time as the Board of Directors shall determine and on such terms and for such consideration as shall be fixed by the Board of Directors. The relative powers, preferences and rights of each series of Preferred Shares in relation to the powers, preferences and rights of each other series of Preferred Shares shall be as fixed from time to time by the Board of Directors in the resolution or resolutions adopted pursuant to authority granted in this Paragraph B of Article IV. Except as otherwise declared by law, the consent by class or series vote or otherwise of the holders of such of the series of the Preferred Shares as are from time to time outstanding shall not be required for the issuance by the Board of Directors of any other series of Preferred Shares, whether the powers, preferences and rights of such other series shall be fixed by the Board of Directors as senior to, or on a parity with, the powers, preferences and rights of such outstanding series, or any of them; provided, however, that the Board of Directors may provide in such resolution or resolutions adopted with respect to any series of Preferred Shares that the consent of the holders of a majority (or such greater proportion as shall be therein fixed) of the outstanding shares of such series voting thereon shall be required for the issuance of any or all other series of Preferred Shares.

Exhibit 3.1 (cont.)

ARTICLE V

No holder of any shares of capital stock of the corporation shall have any pre-emptive right to acquire any shares of unissued capital stock of any class, now or hereafter authorized, or any treasury shares or securities convertible into such shares or carrying a right to subscribe to or acquire shares of such capital stock.

ARTICLE VI
Provisions for the regulation of the internal affairs of the corporation shall be set forth in the by-laws of the corporation as duly adopted or from time to time altered, amended, or repealed by the board of directors, subject to repeal or change by action of shareholders.

ARTICLE VII
The address of the initial registered office of the corporation is 1422 Winchester Avenue, Post Office Box 770, Ashland, Kentucky 41105-0770, and the name of its initial registered agent at such address is Janet Smith Holbrook.

ARTICLE VIII
The address of the principal office of the corporation is 400 Second Street, P. O. Box 9, Vanceburg, Lewis County, Kentucky.

ARTICLE IX
The affairs of the corporation shall be managed and conducted by a board of directors. The number of directors shall be fixed by resolution of the board of directors from time to time.

ARTICLE X
The corporation shall, to the fullest extent permitted by, and in accordance with the provisions of, the Kentucky Business Corporation Act, indemnify each director and officer of the corporation against expenses (including attorneys' fees), judgments, taxes, fines and amounts paid in settlement, incurred by him in connection with, and shall advance expenses (including attorneys, fees) incurred by him in defending, any threatened, pending, or completed action, suit or proceeding (whether civil, criminal, administrative or investigative) to which he is, or is threatened to be made, a party by reason of the fact that he is or was a director or officer of the corporation, or is or was serving at the request of the corporation as a director, officer, partner, employee or agent of another domestic or foreign corporation, partnership, joint venture, trust or other enterprise. Advancement of expenses shall be made upon receipt of an undertaking, with such security, if any, as the board of directors or shareholders may reasonably require, by or on behalf of the person seeking indemnification to repay amounts advanced if it shall ultimately be determined that he is not entitled to be indemnified by the corporation as authorized herein.
The indemnification provided for by this Article shall not be deemed exclusive of any other rights to which directors or officers of the corporation may be entitled under any statute, agreement, by-law or action of the board of directors or shareholders of the corporation, or otherwise, and shall continue as to a person who has ceased to be a director or officer of the corporation, and shall inure to the benefit of the heirs, executors and administrators of such a person.

Exhibit 3.1 (cont.)

    Without in any way limiting the corporation's power to purchase and maintain insurance for any other purpose or on behalf of any other person, the corporation may, but is not required to, purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, partner, employee or agent of another domestic or foreign corporation, partnership, joint venture, trust or other enterprise, against any liability asserted against him and incurred by him in such capacity or arising out of his status as such, whether or not the corporation would have the power or be obligated to indemnify him against such liability under the provisions of this Article X or the Kentucky Business Corporation Act. Once purchased and maintained the corporation is not obligated to continue to purchase and maintain such insurance.

ARTICLE XI
A director of the corporation shall not be personally liable to the corporation or its shareholders for monetary damages for breach of any duty as a director, except for liability (i) for any transaction in which the director's personal financial interest is in conflict with the financial interests of the corporation or its shareholders; (ii) for acts or omissions not in good faith or which involve intentional misconduct or are known to the director to be a violation of law; (iii) for any vote for or assent to an unlawful distribution to shareholders for which there is liability under KRS Section 271B.8-330; or (iv) for any transaction from which the director derived an improper personal benefit. Any repeal or modification of this Article by the shareholders of the corporation shall not adversely affect any limitation on the liability of a director of the corporation for matters arising before the time of such repeal or modification.

ARTICLE XII
Any action except the election of directors pursuant to KRS 271B.7-280 required or permitted by the Kentucky Business Corporation Act to be taken at a shareholders meeting may be taken without a meeting and without prior notice, except as provided below, if the action is taken by shareholders entitled to vote on the action representing not less than 80% of the .votes entitled to be cast. Any action taken pursuant to the authority of this Article shall be evidenced by one or more written consents describing the action taken, signed by the shareholders taking the action, and delivered to the corporation for inclusion in the minutes or filing with the corporate records. Any action taken under the authority of this Article shall be effective when consents representing the votes necessary to take the action are delivered to the corporation, or upon delivery of the consents representing the necessary votes, as of a different date if specified in the consent. Any shareholder giving a consent may revoke the consent by a writing received by the corporation prior to the time that consents representing the votes required to take the action have been delivered to the corporation, but may not do so thereafter. Prompt notice of the taking of any action by shareholders without a meeting pursuant to the authority of this Article by less than unanimous written consent shall be given to those shareholders entitled to vote on the action who have not consented in writing. If the Kentucky Business Corporation Act requires that notice of the proposed action be given to non-voting shareholders and the action is to be taken by consent of the voting shareholders under this Article, the corporation shall give its non-voting shareholders and voting shareholders whose consent is not solicited, written notice of the proposed action at least ten days before the action is taken. The notice shall contain or be accompanied by the same material that, under the Kentucky Business Corporation Act, would have been required to be sent to non-voting shareholders in a notice of meeting at which the proposed action would have been submitted to the share-holders for action.

Exhibit 3.1 (cont.)

ARTICLE XIII
The name and address of the sole incorporator is:
Name Address
Janet Smith Holbrook         1422 Winchester Avenue
P. O. Box 770
Ashland, Kentucky 41105-0770

Dated: July 5,1991

/s/ Janet Smith Holbrook___________________
Janet Smith Holbrook, Incorporator

Exhibit 3.1 (cont.)

COMMONWEALTH OF KENTUCKY.

COUNTY OF___Boyd___, TO-WIT:

I, the undersigned, a Notary Public, in and for the State and County aforesaid, do hereby certify that Janet Smith Holbrook personally appeared before me and acknowledged and delivered the foregoing Articles of Incorporation of Premier Financial Bancorp, Inc. to be her free act and deed as incorporator of said corporation.

WITNESS, my hand and official seal of office this 5th day of July, 1991.

My commission expires:_______July 23, 1993________________

___/s/ Charles R. Holbrook, III_______
NOTARY PUBLIC

This instrument prepared by:

__/s/ Janet Smith Holbrook_______________
Janet Smith Holbrook, Esquire
HUDDLESTON, BOLEN, BEATTY, PORTER & COPEN
1422 Winchester Avenue P. O. Box 770
Ashland, Kentucky 41105-0770